PRICING SUPPLEMENT NUMBER 25                    Filed Under Rule
(To Prospectus dated January 11, 1995)          424(b)(2) and 424(c)
CUSIP 71345L DL-9                               File No. 33-57181


                               $25,000,000

                               PEPSICO, INC.



          7.00% Callable Debt Securities Due November 2, 2010
                       Interest Payable Monthly
                         _______________________


Underwriter:  Lehman Brothers Inc.

Initial Offering Price:  100.00%

Underwriter's Discount:    0.00%

Currency:     U. S. Dollars

Date of Issue:   November 2, 1995

Issuance form:   Book entry

Scheduled Maturity Date:   November 2, 2010

Coupon:   7.00% per annum

Day count basis:  30/360

Interest Accrual Date: November 2, 1995, or the most recent date for which interest has been paid or provided for, as the case may be. Interest will accrue from each Interest Accrual Date to but excluding the next succeeding Interest Payment Date.

Interest Payment Dates: Monthly on the 2nd of each month, commencing December 2, 1995, and ending on the Scheduled Maturity Date or an earlier Optional Redemption Date.

Principal Payment Dates: Scheduled Maturity Date, or an earlier
Optional Redemption Date.

Business Days: New York

Calculation Agent:  PepsiCo, Inc.

Optional Redemption Dates: The 7.00% Callable Debt Securities Due November 2, 2010 (the "Notes") may be redeemed, in whole but not in part, at the option of PepsiCo, at 100% of the principal amount thereof, plus accrued interest to the date of such redemption, on November 2, 1997, and semiannually thereafter on each May 2nd and November 2nd, upon 15 days' written notice by PepsiCo to the holders of such Notes.

Option to elect prepayment:  None

Sinking fund:  Not applicable

Settlement Date: November 2, 1995

The Notes will be purchased by the Underwriter at 100.00% of their principal amount (the "Initial Offering Price"). The Underwriter has advised PepsiCo that it intends to offer all or part of the Notes directly to the public initially at the Initial Offering Price of such Debt Securities. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriter.

For U.S. federal income tax purposes, the Notes will be treated as Fixed Rate Debt Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations, which are generally effective for debt instruments issued on or after April 4, 1994.


                      ____________________________

                          Lehman Brothers Inc.
                      ____________________________

October 13, 1995